August 6, 1998

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street
Washington, D.C.   20549

Ladies and Gentlemen:

         As Senior Vice President and Deputy General Counsel of Synovus Financial Corp. (the "Registrant"), I am familiar with the preparation and filing of the Registrant's Registration Statement on Form S-4, as filed with the Securities and Exchange Commission on or about August 6, 1998, pursuant to which the Registrant proposes to issue up to 850,399 shares of its $1.00 par value common stock ("Registrant's Common Stock") to certain of the former shareholders of Bank of Georgia upon the merger of Bank of Georgia with and into Athens First Bank & Trust Company, a wholly owned subsidiary of Registrant.

         I have examined, and am familiar with, the originals or copies, certified or otherwise, of the documents, corporate records and other instruments of the Registrant relating to the proposed issuance of Registrant's Common Stock which I deem relevant and which form the basis of the opinion hereinafter set forth.

         I am of the opinion that under the laws of the State of Georgia, the jurisdiction in which the Registrant is incorporated and the jurisdiction in which the Registrant has its principal office, upon the issuance of the shares of the Registrant's Common Stock pursuant to the aforesaid Registration Statement, all such shares when so issued will be duly authorized, validly issued and outstanding, and will be fully paid and non-assessable shares of the Registrant's Common Stock, and no personal liability will attach to the holders of any of the shares of the Registrant's Common Stock.

         The undersigned counsel to the Registrant hereby consents to the use of my opinion as Exhibit 5 to the aforesaid Registration Statement.

                                       Sincerely,

                                       /s/Kathleen Moates
                                       Kathleen Moates

KM/bmk

                                   Exhibit 5